Exhibit 99.9

PUBLIC DISCLOSURE FORM

Turkcell Iletisim Hizmetleri A.S./TCELL-29.11.2016

On behalf of Alfa Telecom Turkey Limited

Title	:	Turkcell Iletisim Hizmetleri A.Ş.

Address	:	Aydınevler Mahallesi İnönü Caddesi No: 20 Küçükyalı Ofispark B Blok Maltepe / İSTANBUL

Date	:	November 29, 2016

Subject	:
Disclosure made pursuant to the Capital Markets Law Communique, Series II, No: 15.1 in respect of the transactions according to the Award rendered arbitration proceedings in London between Alfa Telecom Turkey Limited, the Cukurova Group and Ziraat Bankasi A.S.

To the Disclosure Platform (‘’KAP’’)

Of the Central Registration Authority

The event disclosed	:

On November 18, 2016, Cukurova Finance International Limited (“Cukurova”) failed to make an election either to buy Alfa Telecom Turkey's (‘’ATTL’’) 49 Group A shares in Cukurova Telecom Holdings Limited (‘’CTH’’) or sell to ATTL the Option Shares. Therefore, under the terms of the Award rendered (as subsequently amended by the Memorandum of Corrections) as a result of the arbitration between ATTL, Cukurova Finance International and T.C. Ziraat Bankası A.S. in London, Cukurova is treated as having elected to sell the Option Shares to Alfa Telecom Turkey or to the order of Alfa Telecom Turkey (the "Sale and Purchase of the Option Shares").

The parties had until November 28, 2016 to complete the Sale and Purchase of the Option Shares, subject to any order of the tribunal pursuant to the Award (the "Term").  However, Cukurova Finance International was unable to lawfully and validly transfer legal title to the Option Shares because of an injunction preventing their disposal imposed by the Eastern Caribbean Court of Appeal following the failure by Cukurova Holding A.S., the parent entity of Cukurova Finance International, to honour a separate arbitral award and judgment entered in favour of Sonera Holding B.V. in 2011.

Since Cukurova Finance International was unable to lawfully and validly transfer legal title to the Option Shares on or before November 28, 2016, there was no completion of the Sale and Purchase of the Option Shares within the Term.

Alfa Telecom Turkey has reserved all its rights in relation to Cukurova Finance International's breach of the Award (as subsequently amended by the Memorandum of Corrections) and otherwise.

The above explanations are in accordance with the principles set forth in the Capital Markets Board's Communique Series II, No. 15.1.  They accurately reflect information received, and they are in accordance with our books and records.  We confirm that we have exercised the necessary efforts to obtain such information, correctly and completely, and that we are responsible for the above disclosure statement.

Respectfully submitted,
Alfa Telecom Turkey Limited

By its Counsel

İhsan Ömür Yarsuvat

2